Exhibit 21

SOLITRON DEVICES, INC.
SUBSIDIARIES OF THE REGISTRANT

	Percentage of Voting Securities Owned byRegistrant	State of Incorporation
Subsidiaries of Registrant:

Solitron Specialty Products, Inc	100%	Delaware
Solitron International, Inc.	100%	Virgin Islands

All subsidiaries are included in the consolidated financial statements.